Exhibit 99.2

West Corporation Enters Into Definitive Agreement to be Acquired by

Certain Funds Affiliated With Apollo Global Management for $23.50 per share in Cash

Transaction Valued at Approximately $5.1 Billion Provides Attractive, Certain Value to Stockholders

Concludes Broad Strategic Review Process Initiated in November 2016

OMAHA, NE, May 9, 2017 – West Corporation (Nasdaq: WSTC) (the “Company” or “West”), a global provider of communication and network infrastructure services, today announced it has entered into a definitive agreement with affiliates of certain funds managed by affiliates of Apollo Global Management, LLC (the “Apollo funds”) (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), a leading global alternative investment manager, pursuant to which the Apollo funds will acquire all of the outstanding shares of West common stock for $23.50 per share in cash.

The purchase price represents a premium of approximately 17.5 percent over West’s closing stock price on November 1, 2016, the last trading day prior to the announcement that the Company initiated a process to explore strategic and financial alternatives. The proposed transaction has an enterprise value of approximately $5.1 billion, including net debt.

The West Board of Directors has unanimously approved the agreement with the Apollo funds and recommends that West stockholders vote in favor of the proposed transaction. Certain West stockholders, including Thomas H. Lee Partners, L.P., Quadrangle Group LLC, Gary L. West and Mary E. West, who in the aggregate beneficially own approximately 45 percent of West’s outstanding common stock, have committed to vote in favor of the proposed transaction, subject to certain customary conditions, at a special meeting of West stockholders.

“We are pleased to reach this agreement with the Apollo funds, which follows a comprehensive review of alternatives initiated by West’s Board of Directors in November,” said Tom Barker, Chairman and Chief Executive Officer of West. “We believe this transaction achieves our goal of maximizing value for West stockholders and positions the Company for continued success. Apollo values our team, assets and vision for the future. We look forward to working closely with Apollo as we continue to grow and strengthen our business.”

Mr. Barker continued, “We began this process with the acknowledgement of the disparate trends in our various businesses. Over the past six months, we have evaluated a wide range of strategic and financial alternatives, including the sale or separation of assets; various balance sheet options; as well as continuing to operate under our current structure. We believe strongly that the transaction we are announcing today is the best outcome for our stockholders, employees and customers.”

“We are extremely excited for our funds to acquire West,” said Matthew Nord, Senior Partner at Apollo. “West is the leader in global conferencing and collaboration services, and is well-positioned to capitalize on customer migration to cloud-based solutions and continue to grow its Safety Services, Interactive Services and Health Advocate Solutions businesses. We look forward to working with West’s talented and dedicated team to continue the strong heritage of providing the highest-level of service and care to its customers.”

Transaction Details

The transaction is expected to close in the second half of the year. The transaction is subject to receipt of certain regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, approval by the U.S. Federal Communications Commission and certain state and foreign regulatory approvals, as well as West stockholder approval and other customary closing conditions. Following the transaction West will become a privately held company and shares of West’s common stock will no longer be listed on any public market.

As a condition to the transaction, West has agreed to suspend payment of its quarterly dividend, effective immediately.

Advisors and Financing Providers

Centerview Partners LLC is acting as exclusive financial advisor to West and Sidley Austin LLP is acting as its legal advisor.

LionTree is acting as lead financial advisor to Apollo. Credit Suisse and Morgan Stanley are also acting as financial advisors to Apollo. Wachtell, Lipton, Rosen & Katz is acting as corporate counsel to Apollo and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as financing counsel to Apollo.

Transaction financing is being provided by Credit Suisse, RBC Capital Markets, Bank of America Merrill Lynch, Barclays, Citigroup, Deutsche Bank, Morgan Stanley and Goldman Sachs. Caisse de dépôt et placement du Québec through one of its subsidiaries and PSP Investments Credit USA LLC have also committed to provide a portion of the financing.

About West Corporation

West Corporation (Nasdaq: WSTC) is a global provider of communication and network infrastructure services. West helps its clients more effectively communicate, collaborate and connect with their audiences through a diverse portfolio of solutions that include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialized agent services.

For 30 years, West has provided reliable, high-quality voice and data services. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information please visit www.west.com.

About Apollo Global Management

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $197 billion as of March 31, 2017 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the proposed transaction and business combination between Apollo and the Company, including statements regarding the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the proposed transaction; risks related to diverting management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against the Company, its officers or directors related to the merger agreement or the proposed transaction; the possibility that competing offers or acquisition proposals for the Company will be made; risks regarding the failure to obtain the necessary financing to complete the proposed transaction; risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transaction; competition in West’s highly competitive markets; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; and future impairments of our substantial goodwill, intangible assets, or other long-lived assets. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; West’s ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the United States Securities and Exchange Commission (“SEC”).

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving West Corporation, Mount Olympus Holdings, Inc. and Olympus Merger Sub, Inc. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed transaction will be submitted to stockholders of West Corporation for their consideration. In connection with the proposed transaction, West Corporation intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the stockholders of West Corporation. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

West Corporation and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from West Corporation stockholders in connection with the proposed transaction. Certain executive officers and directors of West Corporation have interests in the proposed transaction that may differ from the interests of stockholders generally, including the acceleration of vesting of stock options and/or restricted stock awards and the payment of cash bonuses in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in West Corporation’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of West Corporation common stock is also set forth in West Corporation’s proxy statement for its 2017 annual meeting of stockholders filed on April 6, 2017 with the SEC, which can be obtained free of charge from the sources indicated above.

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At West Corporation:

Dave Pleiss

Investor Relations

West Corporation

(402) 963-1500

DMPleiss@west.com

At Apollo:

For investor inquiries regarding Apollo:

Gary M. Stein

Head of Corporate Communications

(212) 822-0467

gstein@apollolp.com

Noah Gunn

Investor Relations Manager

(212) 822-0540

ngunn@apollolp.com

For media inquiries regarding Apollo:

Charles Zehren

Rubenstein Associates, Inc.

(212) 843-8590

czehren@rubenstein.com

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